UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2009

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 10, 2009, the Compensation Committee of the Board of Directors of SunTrust Banks, Inc. (the “Company” or the “Registrant”) made annual grants to the Company’s senior executives at a regularly-scheduled meeting of the Board of Directors. The following grants were made to the Named Executive Officers:

Named Executive Officer	Restricted Stock	Performance Stock	Stock Options
James M. Wells	50,000	50,000	250,000
Mark A. Chancy	27,600	27,600	250,000
William H. Rogers, Jr.	31,300	31,300	250,000
Timothy E. Sullivan	16,300	16,300	238,475

Performance shares vest based on our total shareholder return (TSR) measured relative to a peer group. We define TSR as stock price gains plus the value of dividends as if reinvested in our stock, measured over a 3-year period. The peer group will consist of the 25 largest (by assets) bank holding companies as of September 30, 2008. In the column “Performance Stock” above, we report the number of shares awarded. However, the number of performance shares that will vest, if any, is variable and can range from 0% and 150% of the initial number of shares. The actual number which will vest depends upon our performance—specifically our TSR after 3 years relative to the peer group.

The restricted stock cliff vests after 3 years. The stock options cliff vest after 3 years and have an exercise price of $9.06.

Relative Performance	Performance Shares That Vest
below 25th percentile	none
at the 25th percentile	50% (Minimum payout)
at the 50th percentile	100% (Target payout)
at or above the 75th percentile	150% (Maximum payout)

We will use straight-line interpolation to determine the number of shares to be awarded if our TSR falls between the 25th and 75th percentiles.

Also, the Committee granted to (i) Mr. Wells 25,075, 25,075, and 852,941 shares of restricted stock, performance stock, and stock options, respectively, (ii) to Mr. Rogers 209,559 additional stock options, and (iii) to Mr. Chancy 153,347 additional stock options, in each case subject to approval by our shareholders of a new stock plan.

Based on our current stock price, we expect that all of the foregoing grants will result in an accounting expense similar to the accounting expense for long term incentive grants made in prior years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC. (Registrant)

Date: February 17, 2009.	By:	/s/ David A. Wisniewski
David A. Wisniewski, Associate General Counsel and Group Vice President